Exhibit 99.1
KINDER MORGAN ANNOUNCES RESULTS FOR THIRD QUARTER OF 2020; MAINTAINS $0.2625 PER SHARE DIVIDEND

HOUSTON, October 21, 2020 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2625 per share for the third quarter ($1.05 annualized), payable on November 16, 2020, to common stockholders of record as of the close of business on November 2, 2020. This dividend represents a 5% increase over the third quarter of 2019.

KMI is reporting third quarter net income attributable to KMI of $455 million, compared to net income attributable to KMI of $506 million in the third quarter of 2019; and distributable cash flow (DCF) of $1,085 million, a 5% decrease from the third quarter of 2019.

“We are now in the seventh month of an unprecedented reduction in energy demand due to the pandemic,” said KMI Executive Chairman Richard D. Kinder. “Yet our company continued to produce considerable earnings and robust coverage of this quarter’s dividend.

“We generate substantial cash and we remain committed to funding our capital needs internally, maintaining a healthy balance sheet and returning excess cash to our shareholders through dividend increases and/or share repurchases. Once we have completed our 2021 budget process, the board will determine the fourth quarter 2020 dividend and our dividend policy for 2021,” Kinder concluded.

“We are very proud of how our team has performed during this challenging time. Essential workers in the field have adapted to new practices and procedures designed to keep everyone safe and healthy as we maintain our assets and execute on projects. Thousands of office workers have adapted to new working conditions as we continue to serve our customers and generate new business,” said KMI Chief Executive Officer Steve Kean. “Our continued success is key to providing services that are vital for the country and the world’s economy — and for the quality of life for millions of our fellow citizens.

“We have also maintained our vigilance with respect to capital spending, expenses, and increased operational efficiency. We have reduced our 2020 expenses and sustaining capital expenditures by approximately $175 million combined versus our original budget without sacrificing safety and compliance. That figure is net of more than $12 million that we will spend on personal protective equipment, enhanced cleaning protocols, temperature screening, and other measures we adopted to protect our colleagues. And we reduced our expansion capital outlook for 2020 by approximately $680 million, or almost 30%,” continued Kean.

“Finally, and as I noted last quarter, the actions we took over the last several years to strengthen our balance sheet, including reducing our net debt by $10 billion since the third quarter of 2015, have increased our resiliency for these challenging times,” Kean concluded.

“Despite the on-going headwinds facing the energy sector overall, including continued low crude oil and natural gas production and reduced demand for refined products, we generated third quarter earnings per common share of $0.20, compared to earnings per common share of $0.22 in the third quarter of 2019,” said KMI President Kim Dang. “Financial contributions from our Products Pipelines and Terminals business segments were down compared to the third quarter of 2019, primarily due to lower refined products volumes as a result of the pandemic and the December 2019 sale of Kinder Morgan Canada Limited (KML). This was somewhat offset by lower interest expense versus the same period last year.

“Adjusted earnings per share in the third quarter of 2020 were down 5% compared to the third quarter of 2019. At $0.48 per common share, DCF per share was down $0.02 from the third quarter of 2019, reflecting the items above as well as higher cash taxes due to deferrals from the second quarter of 2020. We also achieved $487 million of excess DCF above our declared dividend.

“Our project management team made excellent progress this quarter on the Permian Highway Pipeline project, with the project standing at more than 97% mechanically complete. As previously announced, we expect the project to be in service early in 2021,” said Dang. “We also completed the Elba Liquefaction project, and the facility is fully in-service. Both projects are contracted under long term, reservation-based contracts.”

2020 Outlook

For 2020, KMI’s original budget contemplated DCF of approximately $5.1 billion ($2.24 per common share) and Adjusted EBITDA of approximately $7.6 billion. Because of the pandemic-related reduced energy demand and the sharp decline in commodity prices, the company expects DCF to be below plan by slightly more than 10% and Adjusted EBITDA to be below plan by slightly more than 8%. As a result, KMI expects to end 2020 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times.

Market conditions also negatively impacted a number of planned expansion projects such that they are not needed at this time or no longer meet our internal return thresholds. We therefore expect the budgeted $2.4 billion of expansion projects and contributions to joint ventures for 2020 to be lower by approximately $680 million. With this reduction, DCF less expansion capital expenditures is improved by approximately $135 million compared to budget, helping to keep our balance sheet strong.

KMI expects to use internally generated cash flow to fully fund its 2020 dividend payments, as well as all of its 2020 discretionary spending.

As of September 30, 2020, we had over $3.9 billion of borrowing capacity under our $4 billion credit facility and $632 million in cash and cash equivalents. We believe this borrowing capacity, current cash on hand, and our cash from operations are more than adequate to allow us to manage our cash requirements, including maturing debt, through 2021.

Due to the impracticality of predicting certain amounts required by GAAP such as unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities, KMI does not provide budgeted net income attributable to KMI and net income, the GAAP financial measures most directly comparable to the non-GAAP financial measures of DCF and Adjusted EBITDA, respectively, or budgeted metrics derived therefrom.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was slightly down for the third quarter of 2020 relative to the third quarter of 2019,” said Dang. “The segment experienced lower contributions from multiple gathering and processing assets due to sharply reduced natural gas production, and from the sale of the Cochin Pipeline in December 2019. These reduced contributions were partially offset by greater contributions from the Elba Liquefaction and the Gulf Coast Express (GCX) projects.”

Natural gas transport volumes were down 2% compared to the third quarter of 2019, with notable volume declines on Kinder Morgan Louisiana Pipeline (KMLP) and Natural Gas Pipeline of America (NGPL) due to lower LNG demand; Ruby Pipeline, due to competition from deliveries from Canada; and Wyoming Interstate Company (WIC), due to Rockies basin production declines. These declines were partially offset by a full quarter of GCX volumes. Natural gas gathering volumes were down 13% from the third quarter of 2019 across nearly all our systems, most notably on the KinderHawk system.

“Continued low refined product demand and lower crude and condensate volumes during the third quarter reduced contributions from the Products Pipelines segment,” Dang said. “Crude and condensate pipeline volumes were down 17% and total refined product volumes were down 16% compared to the third quarter of 2019. This performance represents an improvement over the second quarter of 2020 as we saw some recovery in this sector.”

“Terminals segment earnings were lower compared to the third quarter of 2019 predominantly driven by the impacts of the December 2019 sale of Kinder Morgan Canada Limited (KML) and demand reduction attributable to the pandemic. In our liquids business, which accounts for approximately 80% of the segment, refined product volumes were down 22% compared to the third quarter of 2019, although our predominantly fixed, take-or-pay contracting profile mitigated the negative impact to earnings. Further, storage demand has remained elevated, contributing to historically-high effective utilization across our network of nearly 80 million barrels of storage capacity,” said Dang. “Our bulk business was impacted by weakness in petroleum coke and coal volumes.

“CO2 segment earnings were down slightly due to mark-to-market adjustments on hedge contracts. Excluding this impact, the segment was up slightly versus the third quarter of 2019 primarily due to lower operating expenditures and higher realized crude prices, mostly offset by lower CO2 and crude volumes. Our realized weighted average crude oil price for the quarter was up 11% at $54.83 per barrel compared to $49.45 per barrel for the third quarter of 2019, largely driven by our Midland/Cushing basis hedges,” said Dang. “Third quarter 2020 combined oil production across all of our fields was down 12% compared to the same period in 2019 on a net to KMI basis and CO2 volumes were down 33%.”

Other News

Corporate
•In August 2020, KMI issued $750 million in 2% senior notes due 2031 and $500 million in 3.25% senior notes due 2050. These coupon rates were the lowest ever achieved on KMI 10-year and 30-year issuances, respectively. The proceeds were used to repay $949 million of maturing senior notes in September 2020 and to prefund early 2021 debt maturities.

Natural Gas Pipelines
•The Permian Highway Pipeline (PHP) is more than 97% mechanically complete and is on schedule to be placed in service in early first quarter 2021. The approximately $2 billion project is designed to transport up to 2.1 billion cubic feet per day (Bcf/d) of natural gas through approximately 430 miles of 42-inch pipeline from the Waha area to U.S. Gulf Coast and Mexico markets. The project is fully subscribed under long-term, firm transportation agreements. Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream and Altus Midstream each hold an ownership interest of approximately 26.7%, and an affiliate of an anchor shipper has a 20% interest. KMTP is building and will operate the pipeline.
•Construction activities are expected to be completed during the fourth quarter of 2020 on KMI’s approximately $260 million expansion project designed to increase the delivery capacity by 1.4 Bcf/d on its Texas intrastate system. This expansion capacity will serve future LNG, industrial, electric generation and local distribution company expansions along the Texas Gulf Coast.
•Kinder Morgan received significant customer commitments through a recent open season and is moving forward with its Mier-Monterrey Pipeline system expansion project serving Mexico. The approximately $22 million project involves expanding the system’s existing capacity by 35 million cubic feet per day (MMcf/d) and is supported by long term take or pay contracts. The project is expected to be in service in the third quarter of 2021.
•Elba Liquefaction Company (ELC) completed the commissioning and startup activities on the remaining liquefaction units of the Elba Liquefaction project on August 27, 2020. Now fully in-service, the facility has a total liquefaction capacity of approximately 2.5 million metric tons per year of LNG, equivalent to approximately 350 MMcf/d of natural gas. The nearly $2 billion project is supported by long-term contracts with Shell. ELC, a KMI joint venture with EIG Global Energy Partners as a 49% partner, owns the liquefaction units and other ancillary equipment. Other facilities associated with the project are 100% owned by KMI.
•KMLP received a Federal Energy Regulatory Commission certificate order on September 17, 2020, authorizing its approximately $145 million Acadiana expansion project to provide 945,000 Dth/d of capacity to serve Train 6 at Cheniere’s Sabine Pass Liquefaction facility in

Cameron Parish, Louisiana. The KMLP project is anticipated to be placed into commercial service as early as the first quarter of 2022.
•Construction is complete on NGPL’s Sabine Pass Compression Project, which was placed in service on October 1, 2020. The approximately $68 million project (KMI’s share: approximately $34 million), supported by a long-term take-or-pay contract, adds compression capacity on NGPL’s Louisiana system in order to deliver additional natural gas to the Sabine Pass Liquefaction facility.
•Construction is progressing on NGPL’s Gulf Coast Southbound project. The approximately $203 million project (KMI’s share: $101.5 million) will increase southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 dekatherms per day (Dth/d) to serve Cheniere’s Corpus Christi Liquefaction facility in San Patricio County, Texas. The project is supported by a long-term take-or-pay contract and is expected to be placed into service the first quarter of 2021.
•Construction is complete on NGPL’s approximately $51 million Lockridge to Waha Project (KMI’s share: $25.5 million), which was placed in service on September 18, 2020. The project enables NGPL to deliver up to 500,000 Dth/d to the Waha Hub with an extension of its Amarillo system, and is supported by long-term take-or-pay contracts.

Terminals
•Kinder Morgan has completed and placed in service the final elements in a series of projects at the Pasadena Terminal and Jefferson Street Truck Rack located on the Houston Ship Channel. The projects, totaling approximately $134 million and supported by long-term agreements, included increasing flow rates on inbound pipeline connections and outbound dock lines, tank modifications that added butane blending and vapor combustion capabilities to 10 storage tanks, expansion of the current methyl tert-butyl ether storage and blending platform, and a new dedicated natural gasoline (C5) inbound connection.
•Construction activities continue on the butane-on-demand blending system at KMI’s Galena Park Terminal. The approximately $52 million project includes construction of a 30,000-barrel butane sphere and a new inbound C4 pipeline connection, as well as tank and piping modifications to extend butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines. The project is supported by a long-term agreement with an investment-grade midstream company and is expected to be completed in the first quarter of 2021.
•Construction is substantially complete on an expansion of Kinder Morgan’s market-leading Argo ethanol hub. The project, which spans both the Argo and Chicago Liquids facilities, includes 105,000 barrels of additional ethanol storage capacity and enhancements to the system’s rail loading, rail unloading and barge loading capabilities. The approximately $18 million project improves the system’s inbound and outbound modal balances, adding greater product-clearing efficiencies to this industry-critical pricing and liquidity hub.
•Construction is nearing completion on a facility upgrade at the Battleground Oil Specialty Terminal Company LLC (BOSTCO) terminal, a leading fuel oil storage terminal on the Houston Ship Channel. The approximately $20 million project, which is expected to be placed in service in the fourth quarter of 2020, will add piping to allow for segregation of high sulfur and low sulfur fuel oils. KMI owns a 55% interest in and is the operator of BOSTCO.

CO2
•The CO2 segment continues to efficiently execute approved projects and generate economic production. Ongoing capital discipline and cost management practices have increased CO2 segment Free Cash Flow as compared to its 2020 budget.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Our mission is to provide energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of people, communities and businesses. Our vision is delivering energy to improve lives and create a better world. We own an interest in or operate approximately 83,000 miles of pipelines and 147 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, October 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt to Adjusted EBITDA; and Free Cash Flow in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income (loss) or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income (loss), but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the Company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income (loss) to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income (loss) to Kinder Morgan, Inc. DCF per common share is DCF divided by average outstanding common shares, including restricted stock awards that participate in common share dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net (loss) income. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests,” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs. DCF and Adjusted EBITDA are further adjusted for certain KML activities attributable to our noncontrolling interests in KML for the periods presented through KML’s sale on December 16, 2019 (See Table 7, KML Activities Prior to December 16, 2019.)

Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P. (which was redeemed in January 2020), (iii) debt fair value adjustments and (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Free Cash Flow, as used in relation to our CO2 segment, is calculated by reducing Segment EBDA (GAAP) by Certain Items and capital expenditures (sustaining and expansion). Management uses Free Cash Flow as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to Free Cash Flow is Segment EBDA (GAAP). (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; the future impact on our business of the global economic consequences of the COVID-19 pandemic, KMI’s expected DCF and Adjusted EBITDA for 2020 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2020; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. In addition to the risk factors described herein, other important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Operations
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2020	2019		2020	2019
Revenues	$2,919	$3,214		$8,585	$9,857
Operating costs, expenses and other
Costs of sales	655	762		1,759	2,487
Operations and maintenance	643	668		1,869	1,912
Depreciation, depletion and amortization	539	578		1,636	1,750
General and administrative	153	154		461	456
Taxes, other than income taxes	100	103		295	324
Loss (gain) on impairments and divestitures, net	11	(3)		1,987	(13)
Other (income) expense, net	(1)	1		(2)	(1)
Total operating costs, expenses and other	2,100	2,263		8,005	6,915
Operating income	819	951		580	2,942
Other income (expense)
Earnings from equity investments	194	173		562	526
Amortization of excess cost of equity investments	(32)	(21)		(99)	(61)
Interest, net	(383)	(447)		(1,214)	(1,359)
Other, net	14	12		32	35
Income (loss) before income taxes	612	668		(139)	2,083
Income tax expense	(140)	(151)		(304)	(471)
Net income (loss)	472	517		(443)	1,612
Net income attributable to NCI	(17)	(11)		(45)	(32)
Net income (loss) attributable to Kinder Morgan, Inc.	$455	$506		(488)	1,580
Class P Shares
Basic and diluted earnings (loss) per common share	$0.20	$0.22	(9)%	$(0.22)	$0.69	(132)%
Basic and diluted weighted average common shares outstanding	2,263	2,264	—%	2,263	2,263	—%
Declared dividends per common share	$0.2625	$0.25	5%	$0.7875	$0.75	5%
Adjusted Earnings (1)	$485	$508	(5)%	$1,407	$1,572	(10)%
Adjusted Earnings per common share (1)	$0.21	$0.22	(5)%	$0.62	$0.69	(10)%

Note
(1)	Adjusted Earnings is Net income (loss) attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per common share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings (loss) per common share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2020	2019		2020	2019
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP)	$455	$506		$(488)	$1,580
Total Certain Items	30	2		1,895	(8)
Adjusted Earnings (1)	485	508	(5)%	1,407	1,572	(10)%
DD&A and amortization of excess cost of equity investments for DCF (2)	662	694		2,012	2,093
Income tax expense for DCF (1)(2)	171	164		484	521
Cash taxes (3)	(49)	(12)		(57)	(76)
Sustaining capital expenditures (3)	(177)	(173)		(477)	(477)
Other items (4)	(7)	(41)		(22)	6
DCF	$1,085	$1,140	(5)%	$3,347	$3,639	(8)%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2020	2019		2020	2019
Natural Gas Pipelines	$1,082	$1,090	(1)%	$3,277	$3,362	(3)%
Products Pipelines	269	336	(20)%	769	936	(18)%
Terminals	246	295	(17)%	732	884	(17)%
CO2	154	149	3%	485	522	(7)%
Adjusted Segment EBDA (1)	1,751	1,870	(6)%	5,263	5,704	(8)%
General and administrative and corporate charges (1)	(139)	(157)		(436)	(467)
JV DD&A and income tax expense (1)(5)	114	123		343	368
Net income Attributable to NCI (net of KML NCI and Certain Items) (1)	(17)	(2)		(45)	(7)
Adjusted EBITDA	1,709	1,834	(7)%	5,125	5,598	(8)%
Interest, net (1)	(391)	(452)		(1,222)	(1,365)
Cash taxes (3)	(49)	(12)		(57)	(76)
Sustaining capital expenditures (3)	(177)	(173)		(477)	(477)
KML NCI DCF adjustments (6)	—	(16)		—	(47)
Other items (4)	(7)	(41)		(22)	6
DCF	$1,085	$1,140	(5)%	$3,347	$3,639	(8)%
Weighted average common shares outstanding for dividends (7)	2,276	2,277		2,276	2,276
DCF per common share	$0.48	$0.50		$1.47	$1.60
Declared dividends per common share	$0.2625	$0.25		$0.7875	$0.75

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes DD&A or income tax expense, as applicable, from unconsolidated JVs, reduced by consolidated JV partners' DD&A. 2019 amounts are also net of DD&A or income tax expense Attributable to KML NCI. See Table 7 for more information.
(3)	Includes cash taxes or sustaining capital expenditures, as applicable, from unconsolidated JVs, reduced by consolidated JV partners' sustaining capital expenditures. See Table 7 for more information.
(4)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(5)	Represents unconsolidated JV DD&A and income tax expense, reduced by consolidated JV partners' DD&A. See Table 7 for more information.
(6)	2019 amounts represent the combined net income, DD&A and income tax expense adjusted for Certain Items, as applicable, Attributable to KML NCI. See Table 7 for more information.
(7)	Includes restricted stock awards that participate in common share dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2020	2019		2020	2019
Net income (loss) (GAAP)	$472	$517	(9)%	$(443)	$1,612	(127)%
Certain Items:
Fair value amortization	(5)	(7)		(17)	(22)
Legal, environmental and taxes other than income tax reserves	46	11		38	28
Change in fair value of derivative contracts (1)	(6)	(14)		(10)	(22)
Loss (gain) on impairments and divestitures, net (2)	11	—		382	(5)
Loss on impairment of goodwill (3)	—	—		1,600	—
COVID-19 costs	11	—		11	—
Income tax Certain Items	(8)	8		(114)	15
NCI associated with Certain Items	—	—		—	(1)
Other	(19)	4		5	(1)
Total Certain Items (4)	30	2		1,895	(8)
DD&A and amortization of excess cost of equity investments	571	599		1,735	1,811
Income tax expense (5)	148	143		418	456
JV DD&A and income tax expense (5)(6)	114	123		343	368
Interest, net (5)	391	452		1,222	1,365
Net income attributable to NCI (net of KML NCI (5))	(17)	(2)		(45)	(6)
Adjusted EBITDA	$1,709	$1,834	(7)%	$5,125	$5,598	(8)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)
Nine months ended September 30, 2020 amount includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment, which are reported within “Loss (gain) on impairments and divestitures, net” on the accompanying Preliminary Consolidated Statement of Operations. (See Table 1.)

(3)
Nine months ended September 30, 2020 amount includes non-cash impairments of goodwill of $1,000 million and $600 million associated with our Natural Gas Pipelines Non-regulated and CO2 reporting units, respectively.

(4)	Three months ended September 30, 2020 and 2019 amounts include $(4) million and $(2) million, respectively, and nine months ended September 30, 2020 and 2019 amounts include $(4) million and $(15) million, respectively, reported within “Earnings from equity investments.”
(5)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(6)	Represents unconsolidated JV DD&A and income tax expense, reduced by consolidated JV partners' DD&A. See Table 7 for more information.

Table 5
Volume and CO2 Segment Hedges Highlights
(Historical pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Natural Gas Pipelines
Transport volumes (BBtu/d)	36,453	37,028	37,091	35,958
Sales volumes (BBtu/d)	2,382	2,647	2,330	2,435
Gathering volumes (BBtu/d)	2,925	3,380	3,109	3,335
NGLs (MBbl/d) (1)	22	33	27	32
Products Pipelines (MBbl/d)
Gasoline (2)	941	1,066	888	1,045
Diesel fuel	383	393	371	370
Jet fuel	160	318	184	305
Total refined product volumes	1,484	1,777	1,443	1,720
Crude and condensate	530	639	570	644
Total delivery volumes (MBbl/d)	2,014	2,416	2,013	2,364
Terminals (1)
Liquids leasable capacity (MMBbl)	79.4	79.5	79.4	79.5
Liquids utilization %	96.2%	94.4%	96.2%	94.4%
Bulk transload tonnage (MMtons)	11.3	14.1	35.4	42.0
CO2
SACROC oil production	21.19	23.24	22.14	24.03
Yates oil production	6.43	6.77	6.70	7.09
Katz and Goldsmith oil production	2.59	3.60	2.81	3.85
Tall Cotton oil production	1.37	2.10	1.87	2.36
Total oil production - net (MBbl/d) (3)	31.58	35.71	33.52	37.33
NGL sales volumes - net (MBbl/d) (3)	9.06	10.16	9.43	10.21
CO2 sales volumes - net (Bcf/d)	0.39	0.58	0.45	0.61
Realized weighted average oil price per Bbl	$54.83	$49.45	$53.28	$49.36
Realized weighted average NGL price per Bbl	$17.65	$21.12	$17.77	$23.54

CO2 Segment Hedges	Remaining 2020	2021	2022	2023	2024
Crude Oil (4)
Price ($/barrel)	$56.07	$52.00	$53.05	$50.14	$43.40
Volume (barrels per day)	30,684	20,300	8,600	5,150	950
NGLs
Price ($/barrel)	$28.17	$26.61
Volume (barrels per day)	6,315	2,474
Midland-to-Cushing Basis Spread
Price ($/barrel)	$0.14	$0.40
Volume (barrels per day)	31,100	1,500

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$632	$185
Other current assets	2,040	3,053
Property, plant and equipment, net	35,958	36,419
Investments	8,014	7,759
Goodwill	19,851	21,451
Deferred charges and other assets	5,326	5,290
Total assets	$71,821	$74,157
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Short-term debt	$2,057	$2,377
Preferred interest in general partner of KMP	—	100
Other current liabilities	2,319	2,623
Long-term debt	31,281	30,883
Debt fair value adjustments	1,379	1,032
Other	2,093	2,253
Total liabilities	39,129	39,268
Redeemable Noncontrolling Interest	747	803
Other shareholders' equity	31,814	34,075
Accumulated other comprehensive loss	(255)	(333)
KMI equity	31,559	33,742
Noncontrolling interests	386	344
Total shareholders' equity	31,945	34,086
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$71,821	$74,157

Net Debt (1)	$32,598	$33,031

	Adjusted EBITDA Twelve Months Ended
	September 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2020	2019
Net income (GAAP)	$184	$2,239
Total Certain Items	1,874	(29)
Net income attributable to NCI (net of KML NCI) (2)	(56)	(16)
DD&A and amortization of excess cost of equity investments	2,418	2,494
Income tax expense (3)	589	627
JV DD&A and income tax expense (3)(4)	464	487
Interest, net (3)	1,673	1,816
Adjusted EBITDA	$7,146	$7,618

Net Debt to Adjusted EBITDA	4.6	4.3

Notes
(1)	Amounts exclude: (i) the preferred interest in general partner of KMP (which was redeemed in January 2020); (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $108 million and $44 million as of September 30, 2020 and December 31, 2019, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	2020 and 2019 amounts are net of KML NCI, for periods through its December 16, 2019 sale, of $7 million and $33 million, respectively.
(3)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(4)	Represents unconsolidated JV DD&A and income tax expense, reduced by consolidated JV partners' DD&A. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,091	$1,092	$2,284	$3,383
Certain Items	(9)	(2)	993	(21)
Natural Gas Pipelines Adjusted Segment EBDA	1,082	1,090	3,277	3,362
Products Pipelines (GAAP)	223	325	719	908
Certain Items	46	11	50	28
Products Pipelines Adjusted Segment EBDA	269	336	769	936
Terminals (GAAP)	246	295	732	884
Certain Items	—	—	—	—
Terminals Adjusted Segment EBDA	246	295	732	884
CO2 (GAAP)	156	164	(453)	558
Certain Items	(2)	(15)	938	(36)
CO2 Adjusted Segment EBDA	154	149	485	522
Kinder Morgan Canada (GAAP)	—	—	—	(2)
Certain Items	—	—	—	2
Kinder Morgan Canada Adjusted Segment EBDA	—	—	—	—
Total Segment EBDA (GAAP)	1,716	1,876	3,282	5,731
Total Segment EBDA Certain Items	35	(6)	1,981	(27)
Total Adjusted Segment EBDA	$1,751	$1,870	$5,263	$5,704
Depreciation, depletion and amortization (GAAP)	$(539)	$(578)	$(1,636)	$(1,750)
Amortization of excess cost of equity investments (GAAP)	(32)	(21)	(99)	(61)
DD&A and amortization of excess cost of equity investments	(571)	(599)	(1,735)	(1,811)
JV DD&A	(91)	(100)	(277)	(297)
DD&A attributable to KML NCI	—	5	—	15
DD&A and amortization of excess cost of equity investments for DCF	$(662)	$(694)	$(2,012)	$(2,093)
General and administrative (GAAP)	$(153)	$(154)	$(461)	$(456)
Corporate benefit (charges)	3	(8)	(11)	(22)
Certain Items	11	5	36	11
General and administrative and corporate charges (1)	$(139)	$(157)	$(436)	$(467)
Interest, net (GAAP)	$(383)	$(447)	$(1,214)	$(1,359)
Certain Items	(8)	(5)	(8)	(6)
Interest, net (1)	$(391)	$(452)	$(1,222)	$(1,365)
Income tax expense (GAAP)	$(140)	$(151)	$(304)	$(471)
Certain Items	(8)	8	(114)	15
Income tax expense (1)	(148)	(143)	(418)	(456)
Unconsolidated JV income tax expense (1)	(23)	(23)	(66)	(71)
Income tax expense attributable to KML NCI (1)	—	2	—	6
Income tax expense for DCF (1)	$(171)	$(164)	$(484)	$(521)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
KML activities prior to December 16, 2019
Net income attributable to KML NCI	$—	$(9)	$—	$(25)
KML NCI associated with Certain Items	—	—	—	(1)
KML NCI (1)	—	(9)	—	(26)
DD&A attributable to KML NCI	—	(5)	—	(15)
Income tax expense attributable to KML NCI (1)	—	(2)	—	(6)
KML NCI DCF adjustments (1)	$—	$(16)	$—	$(47)
Net income attributable to NCI (GAAP)	$(17)	$(11)	$(45)	$(32)
Less: KML NCI (1)	—	(9)	—	(26)
Net income attributable to NCI (net of KML NCI (1))	(17)	(2)	(45)	(6)
NCI associated with Certain Items	—	—	—	(1)
Net income attributable to NCI (net of KML NCI and Certain Items)	$(17)	$(2)	$(45)	$(7)
Additional JV information
Unconsolidated JV DD&A	$(101)	$(104)	$(306)	$(308)
Consolidated JV partners' DD&A	10	4	29	11
JV DD&A	(91)	(100)	(277)	(297)
Unconsolidated JV income tax expense (1)	(23)	(23)	(66)	(71)
JV DD&A and income tax expense (1)	$(114)	$(123)	$(343)	$(368)
Unconsolidated JV cash taxes (2)	$(41)	$(16)	$(51)	$(50)
Unconsolidated JV sustaining capital expenditures	$(32)	$(35)	$(84)	$(85)
Consolidated JV partners' sustaining capital expenditures	2	2	4	5
JV sustaining capital expenditures	$(30)	$(33)	$(80)	$(80)
CO2 Segment EBDA (GAAP) to CO2 Segment Free Cash Flow Reconciliation
CO2 Segment EBDA (GAAP)	$156	$164	$(453)	$558
Certain Items:
Change in fair value of derivative contracts	(2)	(15)	(12)	(36)
Loss on impairments	—	—	950	—
CO2 Segment Certain Items	(2)	(15)	938	(36)
Capital expenditures (3)	(31)	(91)	(154)	(261)
CO2 Segment Free Cash Flow (1)	$123	$58	$331	$261

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Plantation equity investments.
(3)	Includes sustaining and expansion capital expenditures for our CO2 segment.